EXHIBIT 99.1

United-Guardian Reports Third Quarter Financial Results

HAUPPAUGE, N.Y., Nov. 08, 2019 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) today reported net income of $1,069,871 ($0.23 per share) on net sales of  $3,317,370 for the third quarter of 2019, compared with net income of $1,316,524 ($0.29 per share) on net sales of $3,344,374 for the third quarter of 2018. For the nine-month period ended September 30, 2019 the company reported net sales of $9,777,086 and net income of $3,371,375 ($0.73 per share), compared with net sales of $10,666,525 and net income of $3,769,048 ($0.82 per share) for the first nine months of 2018.

Ken Globus, President of United-Guardian, stated, “While net sales for the third quarter of 2019 were almost identical to those of the third quarter of 2018, net income for the quarter was down primarily due to lower sales of our Lubrajel® line of water-based moisturizers and lubricants in China. We are hopeful that this situation will improve as the trade war with China gets resolved. In addition, we are working closely with our marketing partner in China to be more competitive with some of the lower-priced Asian products that compete with Lubrajel, and we are in the process of shifting our marketing effort in Korea to a different marketing partner, with the hope that we will be able to reverse the sales decline that we have experienced there in the past few years. On a positive note we are pleased that sales of our Renacidin® Irrigation Solution, our most important pharmaceutical product, were up 15% from last year’s third quarter, which we believe was the result of our internet marketing efforts. We plan to continue those efforts to increase Renacidin sales, and with strong sales in October we are optimistic that we will have another very profitable year.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:   Robert S. Rubinger
Public Relations
(631) 273-0900

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED
SEPTEMBER 30, 2019 and SEPTEMBER 30, 2018*

STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2019	2018	2019	2018

Net Sales	$3,317,370	$3,344,374	$9,777,086	$10,666,525

Costs and expenses:
Cost of sales	1,386,948	1,197,448	4,142,616	4,101,973
Operating expenses	544,176	519,330	1,593,232	1,577,864
Research and development	104,800	98,301	297,304	291,250
Total costs and expenses	2,035,924	1,815,079	6,033,152	5,971,087
Income from operations	1,281,446	1,529,295	3,743,934	4,695,438

Other Income (expense):
Investment income	47,320	38,048	141,428	142,607
Net gain (loss) on marketable securities	25,499	99,145	369,542	(54,261)
Loss on trade-in of equipment	---	---	---	(12,837)
Total other income	72,819	137,193	510,970	75,509
Income before provision for income taxes	1,354,265	1,666,488	4,254,904	4,770,947

Provision for income taxes	284,394	349,964	883,529	1,001,899
Net Income	$1,069,871	$1,316,524	$3,371,375	$3,769,048

Earnings per common share (Basic and Diluted)	$0.23	$0.29	$0.73	$0.82

Weighted average shares – basic and diluted	4,594,319	4,594,319	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.